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                                                                   EXHIBIT 10.09

[CITYSEARCH.COM LOGO]


August 19, 1997

Mr. Robert McNulty
Shopping.com
2101 East Coast Highway
Corona del Mar, CA 92625

Dear Bob,

We at CitySearch are pleased to be working with Shopping.com for our pilot in electronic commerce. This letter will outline the terms of our relationship as well as our respective roles and responsibilities.

DESCRIPTION OF THE PILOT

CitySearch will inaugurate electronic commerce capabilities for approximately twelve existing customers (merchants) in Austin. Each customer will offer up to twelve products for sale. Users will be able to access the CitySearch Electronic Shopping Mall by clicking on buttons on the Austin home page, Austin shops and services page, banners, and from within participating customer's infosites.

Once a user has seen a product description and has chosen to purchase the item, the actual transaction will occur on Shopping.com's server. Shopping.com will handle a variety of back-office activities, including:

 . providing the "shopping cart" tools
 . authenticating and verifying the purchaser's credit card
 . communicating to the merchant that an order has been placed
 . communicating to the purchaser when the order will be shipped
 . collecting the payment from the user
 . remitting the payment (less the credit card fee) to the merchant
 . utilizing CitySearch provided design guidelines and page templates for the pilot

The pilot will launch early in September and will run for a minimum of two months. At end of two (or more) months, CitySearch will evaluate the pilot and at that time decide whether and how opportunities within electronic commerce should be pursued. An earlier termination of the pilot, though unlikely, will remain our option.

CitySearch will provide banners for Shopping.com during the pilot in return for the services Shopping.com will provide.

CITYSEARCH'S ROLES AND RESPONSIBILITIES

CitySearch's primary responsibilities in the pilot will be to:

 . Develop, manage and monitor the electronic commerce program
 . Select customers for participation in the pilot
 . Market the program through the Austin CitySearch site
 . Design banners and pages for participating customers
 . Provide information to Shopping.com about merchants and SKUs
 . Provide templated designs to Shopping.com for pages to be access on its server



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 .  Provide banners for Shopping.com on all owned-and-operated CitySearch shops and services pages on a rotational basis

Develop, manage and monitor the electronic commerce program
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A representative of the CitySearch Product Management group will oversee the pilot and coordinate all activities among CitySearch Pasadena (Home Office), CitySearch Austin, and Shopping.com. This representative will be responsible for day-to-day management of the pilot program and will be have the primary responsibility for evaluating the pilot and determining its future.

Select customers for participation in the pilot
-----------------------------------------------

CitySearch is currently in the process of selecting participants for the pilot. We expect this process to be completed within the next two weeks. We will select approximately 12 existing customers for the pilot, and each participant will be offering up to 12 products and/or services for sale online. Potential customers include bookstores, music stores, florists, gift shops, and restaurants.

Market the program through the Austin CitySearch site
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We will promote the electronic commerce program through feature articles, banners, buttons on the Austin home and shops and services area pages.

Design banners and pages for participating customers
----------------------------------------------------

Each existing infosite of participating customers will contain a new Electronic Shopping page with subpages (one per product) listing detailed description and photograph of the product/service available for sale online. Should a user wish to purchase that item, a link will bring the user to another page residing on the Shopping.com server that will allow to purchaser to select quantity, color, size and other applicable variations and to complete the transaction.

We will also design banners for participating customers as another way to drive traffic to these infosites and to create high awareness of the Electronic Shopping Mall program.

Provide information to Shopping.com about merchants and SKUs
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In order for Shopping.com to provide its services, it will require vendor and
SKU identification. We will provide this information and update it as required.

Provide templated designs to Shopping.com for pages to be accessed on its server
--------------------------------------------------------------------------------

Once a user links to the Shopping.com server to complete the transaction, the look and feel will be similar to that of CitySearch. We will provide an HTML template that Shopping.com will utilized on all pages related to the electronic commerce pilot.

Provide banners for Shopping.com on all owned-and-operated CitySearch shops
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and services pages on a rotational basis
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We will place banners that link to Shopping.com on the Shops and Services area page on each of the owned-and-operated CitySearch sites. These banners will appear on a rotation basis, subject to inventory availability and other Citysearch banner requirements. The amount of time that a banner appears on the Shops and Service page will be no less than 25%.
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Shopping.com's Roles and Responsibilities

Shopping.com's primary responsibilities in the pilot will be to:

 .   Provide back-office support for the transaction and fulfillment of the goods to be sold
 .   Provide customer support for merchants
 .   Provide customer support for purchasers
 .   Provide and maintain systems capable of supporting the pilot

Provide back-office support for the transaction and fulfillment of the goods to
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be sold
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The major activities involved in back-office support have already been listed.
These include: providing shopping cart tools, authenticating and verifying a user's credit card, providing information to both the merchant and purchaser, collecting payment from the user, and remitting the payment to the merchant. These activities are among those that Shopping.com already has expertise in, given its existing business. However, there might be pages that Shopping.com will have to design or alter from existing templates, to take the purchaser through the transaction process. Mock-ups of such pages are attached to this letter.


The following steps of the transaction process will each require support (a page design, link or action) by Shopping.com:

1. Shopping cart technology that allows the user to check contents of the shopping cart
2. Ability to link back to CitySearch's Electronic Shopping mall to continue shopping at a different merchant site so that only one checkout will be required
3.   Collect credit card information from purchaser securely
4.   Confirm order with purchaser
5.   Verify credit card number
6.   Send order to merchant
7.   Accept acknowledgement from merchant that product is in stock and will ship
8.   Notify purchaser when product will ship
9.   Receive invoice from merchant upon shipment of product
10.  Remit money to merchant

Shopping.com ensures that its transaction server provides maximum security for the purchaser, and is responsible for any claims arising from interception of an unsecured transaction.

Provide customer support for merchants
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Shopping.com will be responsible for email, fax and telephone support of merchants with issues arising from the electronic commerce program (i.e. payment, fulfillment, and stock-outs). Of course, CitySearch will continue to maintain the relationship with its customers for all non-pilot issues.

Shopping.com will provide CitySearch with copies of faxes and email between itself and merchants upon CitySearch request. Shopping.com will maintain records of all such communications and transactions for a period of one year after the pilot concludes.


Provide customer support for purchasers
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Shopping.com will handle all communication with purchasers regarding credit cards, fulfillment, etc. and will serve as the intermediary between the purchaser and merchant. Shopping.com will be staffed around the clock with CSR's who will be able to respond to purchaser questions. Shopping.com will provide CitySearch will copies of faxes, email, and telephone logs upon CitySearch request.

                                                                               3
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Provide and maintain systems capable of supporting the pilot
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Shopping.com will, to the best of its efforts, ensure that its servers and software are functioning 24 hours a day, 7 days a week. Whenever possible it will employ redundant systems. In addition, Shopping.com will maintain a system (servers, hardware and software) and personnel (CSR's) that is adequate to handle the anticipated volume of traffic that the pilot will generate. We believe, for example, that under normal circumstances the following times would be considered standard and acceptable.

Activity                        Time
--------                        ----
Credit Card Verification        1 hr
Notify Merchant of Order        1 hr (after credit card is verified)
Notify Purchaser of Shipping    1 hr (after merchant provides shipping information)
Remit payment to merchant       3 days (after merchant provides invoice)

INDEMNIFICATION

Shopping.com defends, indemnifies and holds CitySearch harmless from all fines, penalties, suits, proceedings, claims demands, actions, causes of action, losses, liabilities, costs, charges, expenses, judicial and extra-judicial fees and disbursements, attorneys' fees, or damages (whether compensatory or punitive), of any kind or nature, arising out of or otherwise connected with the services provided by Shopping.com under the terms outlined in this letter. This indemnification shall survive termination of the agreement.

GENERAL TERMS AND CONDITIONS

The agreement between CitySearch and Shopping.com will begin once the terms outlined in this letter are mutually accepted and will terminate upon the conclusion of the electronic commerce pilot.

Either party may cancel the agreement on 60 days' written notice.

Sincerely,

/s/ Michael Theodore

Michael Theodore
CitySearch